CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Allianz Life Insurance Company of North America of our report dated April 7, 2023 relating to the statutory financial statements of Allianz Life Insurance Company of North America, which appears in this Registration Statement. We also hereby consent to the incorporation by reference in this Registration Statement of our report dated April 5, 2023 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account B of Allianz Life Insurance Company of North America (“Variable Account B”) indicated in our report, which appears in Variable Account B’s Form N-VPFS (No. 811-05618) for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Statements” and “Statutory Financial Statements” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP
Minneapolis, MN April 17, 2023